Exhibit 99.2

Google Inc. Announces Pricing of Common Stock Offering

MOUNTAIN VIEW, Calif. – March 31, 2006 – Google Inc. (NASDAQ: GOOG) announced today the pricing of its public offering of 5,300,000 shares of its Class A common stock at a public offering price of $389.75 per share. The estimated net proceeds of the offering will be approximately $2.065 billion.

This offering of the shares of Class A common stock may be made only by means of a prospectus, a copy of which can be obtained from the offices of Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004. Tel: (212) 902-1000. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Media Contacts:

Lynn Fox

650.253.2642

lfox@google.com

Jon Murchinson

650.253.4437

jonm@google.com

Investor Contact:

Maria Shim

650.253.7663

marias@google.com